                                                                      Exhibit 99

Contact:   Robert W. Krick                  For Immediate Release:  May 22, 2002
           610-337-1000, ext. 3141



UGI APPOINTS PRICEWATERHOUSECOOPERS LLP
AS INDEPENDENT AUDITOR

VALLEY FORGE, Pa., May 22 -- UGI Corp. (NYSE: UGI), a holding company with utility, propane marketing and energy services subsidiaries, announced that its Board of Directors has appointed PricewaterhouseCoopers (PwC) as the company's independent auditor for the fiscal year ending September 30, 2002. After extensive evaluation, the Board selected PwC based on its experience in the energy and utility industries, its global capabilities, and the quality of the professionals assigned to UGI's account.

PwC replaces Arthur Andersen LLP as UGI's independent auditor. The decision to change auditors was not the result of any disagreement between the company and Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures.

UGI's chairman and chief executive officer Lon R. Greenberg said, "We look forward to working with PwC as our independent auditor. Although Andersen has served us very well, always thorough, responsive, independent and professional, we believe the changes occurring within Andersen will prevent the firm from continuing to serve our needs on a global basis."

UGI is a holding company with propane marketing, utility and energy services subsidiaries. Through subsidiaries, UGI owns 51% of AmeriGas Partners, L.P. (NYSE: APU), the nation's largest retail propane marketer.

Comprehensive information about UGI Corporation is available on the Internet at http://www.ugicorp.com.

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